                                                                    Exhibit 23.2

                         [KPMG HUNGARIA KFT. LETTERHEAD]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Plaza Centers (Europe) B.V.:

We consent to the incorporation by reference in the Elbit Medical Imaging Ltd.
registration statement on Form S-8 of our report dated March 30, 2005, with respect to the consolidated balance sheets of Plaza Centers (Europe) B.V. and
Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the
December 31, 2004, annual report on Form 20-F of Elbit Medical Imaging Ltd., and to the reference to our firm under the heading "Experts" in the reoffer prospectus.

/s/ KPMG Hungaria Kft.
KPMG Hungaria Kft
Budapest, Hungary
January 4, 2006